(Letterhead of Branden T. Burningham, Esq.)

November 5, 1999


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Entertainment Technologies & Programs, Inc., a Delaware corporation (the "Registrant"), SEC File No.033-05844-NY, to be filed on or about November 5, 1999, covering the registration and issuance of 400,000 shares of common stock to four individual consultants

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham